Exhibit 21.1

List of Subsidiaries of SIRVA, Inc. (Jurisdiction of Organization) as of December 31, 2006

CMS Holding, LLC (Delaware)

SIRVA Mortgage, Inc. (Ohio)

RS Acquisition Holding, LLC (Delaware)

SIRVA Relocation Credit, LLC (Delaware)

SIRVA Worldwide, Inc. (Delaware)

North American Van Lines, Inc. (Delaware)

Allied Van Lines, Inc. (Delaware)

SIRVA Relocation LLC (Delaware)

NAVL LLC (Delaware)

Executive Relocation Corporation (Michigan)

North American International Holding Corporation (Delaware)

NA (UK) Limited Partnership (England and Wales)

SIRVA Group Holdings Limited (England and Wales)

SIRVA UK Limited (England and Wales)

Pickfords Limited (England and Wales)

Removedeal Ltd. (England and Wales)

SIRVA Ireland (Ireland)

The Baxendale Insurance Company Ltd. (Ireland)

SIRVA (Asia Pacific) Pty. Ltd. (Australia)

SIRVA Pty. Ltd. (Australia)